Exhibit 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated June 27, 2013 relating to the financial statements and supplemental schedule of the Xerox Business Services Savings Plan, which appears in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Chapman, Hext & Co., P.C.
Chapman, Hext & Co., P.C.
Richardson, Texas
June 27, 2013